Exhibit 99.1

Educate, Inc. Announces First Quarter 2006 Profits

Driven by Revenue Growth

BALTIMORE, April 27 /PRNewswire-FirstCall/ — Educate, Inc. (NASDAQ: EEEE), a leading pre-K-12 education company delivering supplemental education services and products to students and their families, today reported financial results for the quarter ended March 31, 2006.

Highlights for the Quarter:

•	Revenues from continuing operations increased 13% to $92.9 million.

•	Eight additional company-owned centers opened during the quarter.

•	Focused on integration of acquired Sylvan Learning territories and application of best practices.

•	Successfully expanded Online tutoring services through Sylvan Online and NCLB Online.

•	Introduced Hooked on Handwriting Learn to Print program.

•	EPS from continuing operations, as adjusted, was $0.05 as compared to $0.15 for the first quarter of 2005 (or $0.03 per share, as compared to $0.15 per share in 2005, including other financing costs). See Table 1 for a reconciliation of income and EPS from continuing operations, each as adjusted.

Operating Overview

“Although our first quarter financial results reflect the enrollment deficits that were carried into 2006 as well as costs associated with developing and marketing our products business, we are pleased with underlying business improvements accomplished during the period. The restructuring activities initiated in early 2006 have changed the trajectory of our business as witnessed by improvements in inquiry conversion in the first quarter resulting in a steady increase in enrolled students”, stated Chris Hoehn-Saric, Educate, Inc. Chairman and Chief Executive Officer. “An expanded portfolio of company-owned territories combined with the growth of the products business has shifted our operating profit seasonality later into 2006. We are encouraged about the growth prospects for our revenues and profits for the second half of 2006 and beyond.”

Financial Overview:

Revenues from continuing operations for the first quarter were $92.9 million, an increase of 13% over the same period in 2005. Revenue increases were driven by growth in the consumer (Learning Center) business segment through the impact of 2005 territory acquisitions, expansion of the Sylvan Learning network and growth in NCLB Online services. Operating income from continuing operations declined primarily due to integration costs related to Sylvan Learning territories acquired over the past year, start-up costs related to newly opened company-owned centers and additional service offerings, as well as additional costs of developing the Hooked on Phonics business.

Learning Center segment revenues increased 16% to $66.7 million for the first quarter of 2006. This revenue growth was primarily due to the acquisition of 47 company-owned territories over the past year, expansion of the Sylvan Learning network of territories, and rapid growth of the NCLB Online business. Revenue growth for the period was mitigated by reductions in royalties and franchisee program sales resulting from territory acquisitions, fewer new Sylvan Learning franchise programs introduced in 2006, and the post-holiday impact on Hooked on Phonics programs which experienced significant initial channel orders in the 2005 comparison period. Same territory revenues increased 5%, driven by Online sessions which offset weaker center based enrollments carried into 2006.

Learning Center operating expenses increased over the prior year due to the expenses required to operate the increased number of company-owned territories, integration costs for the recently acquired territories, expenses related to opening new company-owned centers, costs related to exploration of additional tutoring opportunities through additional service delivery methods, and costs to identify and communicate Sylvan Learning best practices throughout the network, as well as additional expenses to create an infrastructure to expand the products business and support new program releases anticipated in the second half of 2006. The combination of these additional costs resulted in a decline in Learning Center operating income and operating margin for the period.

Catapult Learning revenues grew by 5% over the prior year, driven by contract sales in the non-public and therapy service businesses which offset the loss of contracts in the closed Gulf Coast schools. Business development costs combined with the shift in contract mix resulted in a decline in Catapult operating profits and operating margins. Discussions continued with potential buyers for the discontinued Education Station business, which reported revenue and profit growth in the period as Education Station serves existing contracts in anticipation of sale of the business after the conclusion of the 2005/2006 school year.

Corporate expenses increased to $4.6 million from $4.0 million in the same period in 2005 in response to requirements to support greater revenues and expansion of business lines. Non-operating expenses were $3.7 million for the quarter. Non-operating expense increases were driven by additional interest expense related to increased borrowings under the Company’s credit facility and increasing variable interest rates, as well as $1.1 million in costs related to expanding and amending the facility to provide additional financial flexibility.

Full Year 2006 Outlook:

Management continues to expect that operating performance in the first half of 2006 will be negatively impacted by the effects of territory acquisition integration, enrollment deficits at the start of the year, additional costs of expanding the products business and the continued closure of Gulf Coast schools. Expectations are for second quarter profitability significantly greater than first quarter, although still below the prior year period. Continued improvements in enrollment conversions and product order flow are expected to result in strong year over year growth in the second half of 2006. On a full year basis, management expects revenue growth in the 20 - 25% range while earnings per share are expected to grow approximately 15% in 2006. Over a multi-year period management remains optimistic that earnings growth will increase as the benefits of investments for future growth are realized.

Educate management will host a conference call to review these results and the business strategy for future growth at 10:00 AM (EST) today, April 27, 2006. Interested parties may listen to the webcast by accessing www.educate-inc.com and clicking on Investor Relations on the Internet or by dialing 1-800-811-7286 (International 1-913-981-4902) access code 3164169. The call will also be available through replay on the Educate website through May 4, 2006.

About Educate, Inc.

Educate, Inc., (NASDAQ: EEEE) is a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Educate’s consumer services business, Sylvan Learning Center, North America’s best-known and most trusted tutoring brand, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction. Its Educate Products business delivers educational products including the highly regarded Hooked on Phonics early reading, math and study skills programs. Catapult Learning, its school partnership business unit, is a leading provider of educational services to public and non-public schools. In its 25-year history, Educate has provided trusted, personalized instruction to millions of students improving their academic achievement and helping them experience the joy of learning. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin E. Shaffer

Educate, Inc.

410/843-8000

Educate, Inc. & Subsidiaries

Consolidated Statements of Operations

Three Months Ended March 31, 2006

	Three Months Ended March 31,
(Dollar amounts in thousands, except per share data)	2006	2005	$ Variance	% Variance
Revenues
Franchise Services	$11,667	$12,938	$(1,271)	-10%
Company-Owned centers	46,257	36,338	9,919	27%
European	8,806	8,175	631	8%

Total Learning Center	66,730	57,451	9,279	16%

Total Catapult Learning	26,195	25,044	1,151	5%

Total Revenues	92,925	82,495	10,430	13%

Expenses
Learning Center	60,888	46,463	14,425	31%
Catapult Learning	21,488	19,456	2,032	10%

Total Segment Operating Costs (1)	82,376	65,919	16,457	25%

Corporate Expenses (1)	4,634	3,955	679	17%

Operating Income	5,915	12,621	(6,706)	-53%

Non-Operating Items
Interest expense, net	(2,558)	(1,758)	(800)	46%
Other financing costs	(1,066)	—	(1,066)	N/A
Foreign exchange gains and other non-operating	(61)	76	(137)	-180%

Total Non-Operating Items	(3,685)	(1,682)	(2,003)	119%

Income Before Income Taxes	2,230	10,939	(8,709)	-80%
Income Tax Expense	(870)	(4,157)	3,287	-79%

Income from Continuing Operations	1,360	6,782	(5,422)	-80%

Income from discontinued operations, net of tax	1,973	711	1,262	177%

Net Income	$3,333	$7,493	$(4,160)	-56%

Weighted Average Shares - Diluted	43,844	44,022	(178)	0%

Diluted Earnings Per Share	$0.08	$0.17	$(0.09)	-53%
Diluted Earnings Per Share from Continuing Operations	$0.03	$0.15	$(0.12)	-80%
Diluted Earnings Per Share from Continuing Operations, as adjusted (2)	$0.05	$0.15	$(0.10)	-67%

Segment Operating Margin
Learning Center	9%	19%	-10%
Catapult Learning	18%	22%	-4%

(1)	Segment operating costs and Corporate expenses include share-based compensation expense of $116 and $88, respectively in 2006 and $94 and $54, respectively in 2005. On January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” using the modified prospective transition method.
(2)	Diluted earnings per share from continuing operations, as adjusted, exclude the net of tax effect of other financing costs for the three month period ended March 31, 2006. Management believes this non-GAAP financial measure allows for a better comparison of earnings per share (EPS) for the periods presented. See Table 1 for a reconciliation of income from continuing operations, as reported, to income from continuing operations, as adjusted, and the diluted per share amounts.

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Business Metrics

Learning Center Same Territory Revenue Growth (3)	5%	5%

	March 31, 2006	December 31, 2005	March 31, 2005
Number of Territories
Franchise	729	725	736
Company-owned	178	171	128

Total	907	896	864

	March 31, 2006	December 31, 2005	March 31, 2005
Number of Sylvan Learning Centers
Franchise	881	876	898
Company-owned	255	245	185

Total	1,136	1,121	1,083

	March 31, 2006	December 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$9,128	$2,414
Working capital	16,045	8,394
Total assets	480,184	451,888
Long-term debt, less current portion	165,442	160,114

(3)	“Same Territory” amounts include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month each territory has been operating. Same territory growth is presented as the aggregate Educate revenue growth (as adjusted for franchise acquisitions) for franchised and company-owned territories during the period. A territory reflects the geographically-specified area where an operator controls rights to provision of services under the Sylvan franchise agreement. Same territory amounts include revenue from additional centers opened in existing territories and online revenues, including NCLB online revenues.

Consolidated Summarized Statements of Operations

	Three Months Ended March 31,
(Dollar amounts in thousands)	2006	2005	$ Variance	% Variance
Revenues
Company-Owned Centers	$51,200	$38,317	$12,883	34%
Franchise Services	10,507	11,087	(580)	-5%
Product Sales	5,023	8,047	(3,024)	-38%

Total Learning Center	66,730	57,451	9,279	16%

Total Catapult Learning	26,195	25,044	1,151	5%

Total Revenues	92,925	82,495	10,430	13%

Expenses
Instructional and franchise operations costs (4)	68,081	52,735	15,346	29%
Marketing and advertising	8,552	7,902	650	8%
Cost of goods sold	4,155	3,916	239	6%
Depreciation and amortization	2,015	1,775	240	14%
General and administrative expenses (4)	4,207	3,546	661	19%

Total costs and expenses	87,010	69,874	17,136	25%

Operating Income	5,915	12,621	(6,706)	-53%

Total Non-Operating Items	(3,685)	(1,682)	(2,003)	119%

Income Before Income Taxes	2,230	10,939	(8,709)	-80%
Income Tax Expense	(870)	(4,157)	3,287	-79%

Income from Continuing Operations	1,360	6,782	(5,422)	-80%

Income from discontinued operations, net of tax	1,973	711	1,262	177%

Net Income	$3,333	$7,493	$(4,160)	-56%

(4)	Instructional and franchise operations costs and general and administrative expenses include share-based compensation expense of $116 and $88, respectively in 2006 and $94 and $54, respectively in 2005. On January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” using the modified prospective transition method.

Table 1

	Three Months Ended March 31,
(Dollar amounts in thousands, except per share data)	2006	2005	$ Variance	% Variance
Income from Continuing Operations, as reported	$1,360	$6,782	$(5,422)	-80%
Add: Other financing costs (5)	1,066	—	1,066	N/A
Tax impact of items added back above	(416)	—	(416)	N/A

Income from Continuing Operations, as adjusted	$2,010	$6,782	$(4,772)	-70%

Weighted Average Shares - Diluted (2)	43,844	44,022	(178)	0%

Diluted Earnings Per Share from Continuing Operations, as adjusted (2)	$0.05	$0.15	$(0.10)	-67%

(5)	Other financing costs are debt issuance costs charged to earnings upon the refinancing of debt.